Exhibit (p.2)

Rev. 11/2009

Nakoma Capital Management Code of Ethics

6.10

Fiduciary Obligations

As an investment adviser, Adviser has a fiduciary duty to act primarily for the benefit of its clients. The Adviser’s advisory services are personal to each of its clients. Because of the fiduciary duties and the legal obligations prescribed by federal and state law, the Adviser requires all Employees to conduct themselves in a manner consistent with the highest ethical and legal standards.

A.

To fulfill the Adviser’s fiduciary obligations, the Adviser imposes the following rules and standards of conduct to help Employees avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest, or the appearance of a conflict of interest, with clients of the Adviser, or that might be otherwise detrimental to the interests of the Adviser.

1.

Employees shall not use, for their own personal benefit or for the benefit of others, any knowledge, whether obtained through such person's awareness of portfolio transactions for clients or otherwise, of any investment recommendation made or to be made or of any investment action taken or to be taken by the Adviser.

2.

Employees shall not disclose any non-public information relating to the clients' portfolios or transactions, nor disclose any non-public information relating to the business or operations of the Adviser.

3.

Employees shall not enter into personal transactions in securities without prior written authorization as provided in Section 6.14 below, and thereafter fully comply with the terms and conditions of such authorization.

4.

No Employee, except Company Principals, shall select broker-dealers to execute securities transactions for clients of the Adviser.

5.

Employees shall immediately report to the CCO any potential conflict of interest between the interests of such person and the interests of the Adviser or any of its clients. The first preference and priority must be to avoid such conflicts of interest whenever possible and, when they unavoidably occur, to resolve them in a manner that is not disadvantageous to the clients.

6.

Employees shall not receive any account, investment or compensation from a governmental entity for two years following having made, directly or indirectly, a political contribution to an official associated with such governmental entity.

7.

Employees shall not seek, accept or provide any investment opportunity, gift, gratuity, favor, preferential treatment or other thing of more than nominal value, from or to any person or entity that does business, or may in the future do business, with the Adviser. An Employee may accept or give gifts from/to a single individual or entity so long as their aggregate annual value does not exceed $100. Such gifts may include gifts of small value, usually in the nature of reminder advertising, such as pens and calendars. In addition, Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, so long as the expense is reasonable and both the Employee and the giver are present.

8.

Employees may not serve as an officer or a member of the board of directors or other governing board, or otherwise have a material relationship with a publicly traded company, without the prior written approval of the CCO.

B.

Compliance training by the CCO shall be a required component of all new Employee orientations to ensure that new Employees understand the Adviser’s compliance policies and procedures as well as the Adviser’s high expectations for adhering to such policies and procedures. The CCO will conduct periodic training sessions to reinforce Employees’ understanding of compliance policies and procedures, to help Employees understand the basis for such policies and procedures, and to discuss ways to improve the effectiveness of the Adviser’s compliance program at preventing and detecting violations of the Act.

6.11

Prohibited Business Practices

The CCO shall review all customer complaints and conduct such reviews and inspections of the books and records required to be maintained herein to determine whether the Adviser or any of its Employees are engaging in any of the practices listed below in connection with its investment advisory business. The practices set forth below do not represent an exhaustive list of prohibited activities.

A.

Neither the Adviser nor any Employees shall engage in the following:

1.

Recommend to a client the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client’s investment objectives, financial situation, and needs and other information known by the Adviser.

2.

Place an order to purchase or sell a security on behalf of a client without authority to do so or exercise any discretionary power in a client’s account unless such client has given prior written authorization to the person exercising the discretion.

3.

Place an order for the purchase or sale of securities for the account of a client upon instructions from a third party without first having obtained written third-party authorization from the client.

4.

Place an order for the purchase or sale of securities if the securities are not registered, unless the securities or the transactions are exempt from registration.

5.

Represent itself, himself or herself as a financial or investment planner, consultant or adviser when the representation does not accurately describe the nature of the services offered, the qualification of the person offering the services, and the method of compensation for the services.

6.

Borrow money or securities from, or lend money or securities to, a client.

7.

Induce trading in a client’s account that is excessive in size or frequency in view of the financial resources and character of such account.

8.

Fail to accurately describe or disclose in advertising or other materials (i.e., business cards, business stationary, display signs, etc.) used in connection with the promotion or transaction of investment advisory services, the identity of the Adviser or the nature of the investment advisory services offered or the employment relationship between the Adviser and its IARs.

B.

If a prohibited business practice listed in the section above is found to exist, the CCO shall take reasonable actions to correct the situation and to prevent its reoccurrence.

C.

All IARs shall periodically review the list of prohibited activities and practices set forth below to prevent their inadvertently engaging in these practices.

6.12

Written Disclosure Statements and Privacy

A.

The Adviser collects client information that it needs to conduct business on behalf of such clients, or that it may be required to maintain under state and federal laws or regulations. The Code of Ethics emphasizes the fiduciary responsibility of all Employees to protect clients’ personal and financial information acquired through their work, and to at all times conduct themselves in a manner that is consistent with the highest ethical and legal standards. The Adviser is committed to keeping nonpublic personal client information secure and confidential as part of its fiduciary relationship to such clients and state and federal rules and regulations like the following, as applicable:

1.

Regulation S-P was adopted by the SEC to implement the privacy provisions of Title V of the Gramm-Leach-Bliley Act of 1999 (the “Privacy Act”) regarding certain privacy rights for consumers of financial services and products. SEC-regulated entities are required to maintain security measures to protect nonpublic customer information.

2.

Regulations known as the red flag rules were adopted by the Federal Trade Commission (“FTC”) as part of the Fair and Accurate Credit Transactions Act of 2003. The rules apply to financial institutions, including investment companies, which offer transaction accounts that permit account holders to make payments or transfers to third parties through check writing, wire transfers or other similar means. The red flag rules require covered institutions to establish an identity theft prevention program designed to prevent, detect and mitigate identity theft in connection with covered accounts. The Adviser may have clients that are investment companies that fall under the rules where a transfer agent is engaged to process new customer applications, open new accounts and maintain customer accounts. In such cases, the Adviser shall request a copy of the transfer agent’s identity theft prevention program to ensure it has policies and procedures to detect relevant red flags and either report the red flags to the investment company or take appropriate steps to prevent or mitigate identity theft. The identity theft prevention program may be combined with an AML/CIP program.

3.

Data security rules were issued by the Massachusetts Office of Consumer Affairs & Business Regulation under a law enacted by that state in 2009 requiring certain companies to implement procedures designed to protect the personal information of Massachusetts’ residents. The rules apply to companies regardless of whether they are doing business in the state as long as personal information about state residents is being handled and requires covered entities to develop a written customer information security program. The rules also require that reasonable steps be taken to use third-party service providers capable of maintaining appropriate security measures to protect such personal information. Covered entities include individuals and businesses, including investment advisers and investment companies, that own, license, store or maintain personal information on Massachusetts residents, including, but not limited to, names combined with a complete social security number, driver’s license, or other state-issued number, or a complete credit card or bank account number. This encompasses a range of informational records including those for employees, clients, customers, and investors.

B.

The Adviser collects and maintains a limited amount of sensitive personal information from clients that is required for legitimate business purposes. It maintains physical, electronic, and procedural safeguards to help protect client information and records from unauthorized access, use or disclosure.

1.

The Adviser maintains a “paperless” office environment in which all business-related documents are maintained in electronic format. Physical documents are scanned in a timely manner and saved to the network, and the paper documents that contain confidential or sensitive information are deposited in a special container until they can be shredded. Access to the physical documents is limited to those individuals who need access to carry out their responsibilities, including the person scanning.

2.

It is the Adviser’s general policy that Employees should err on the side of caution regarding physical documents and dispose of in the shredding container.

3.

The shredding container is locked at all times until the contents are shredded at the business site so that it cannot be practicably read or reconstructed.

4.

The Adviser has protections in place to reduce the risk of internal and external threats. The office premises require special key cards in order to enter. Internal access to electronic files, including those containing sensitive client information, is restricted by access rights developed and maintained by the CCO. External access to the Adviser’s network, work stations and electronic files is restricted through network login passwords, firewall hardware, and anti-virus and malware programs. The network is also electronically monitored for external intrusion attempts and the need to install security patches.

5.

If, in the course of conducting services on behalf of its clients, the Adviser must share such sensitive personal information with a third-party service provider, the Adviser requests written verification that the company is in compliance with applicable state and federal laws to protect the confidentiality of this information and that the information will only be used to perform the services for which they are hired.

6.

Sensitive personal information is not posted to the Adviser’s websites.

7. A copy of the Adviser’s Privacy Policy, which applies to information in both physical and electronic format, is hereby attached (Addendum 1).1

C.

Company Disclosure Statement

The Adviser shall, in accordance with Regulation §275.204-3 of the Act, furnish or offer to furnish each advisory client and prospective advisory client (except for a client who receives only “impersonal advisory service” or is an “investment company”) a copy of the Adviser’s current Form ADV Part II. The CCO shall deliver, or cause to be delivered, a copy of this disclosure statement to clients or prospective clients not less than 48 hours prior to entering into any written or oral investment advisory contract with the client or prospective advisory client or at the time of entering into such contract, if the advisory client has a right to terminate the contract without penalty within five (5) business days after entering into the contract.

A contract for impersonal advisory services means any contract relating solely to the provision of investment advisory services that does not purport to meet the objectives or needs of specific individuals or accounts, through the issuance of statistical information containing no expression of opinion as to the investment merits of a particular security, or any combination of the foregoing services.

Pursuant to Rule 204-3, the Adviser offers, in writing, to provide a copy of Part II of Form ADV to its clients upon written request and without charge. A sample copy of this annual written offer, including an acknowledgment form, is attached (Addendum 11). The CCO will maintain a record of this offering, including the Adviser’s annual offer, to each client in the compliance tracking log, and will maintain an electronic copy of all acknowledgments, related requests and responses thereto. Excepted from this annual requirement are clients of the Adviser who are investment companies or those that receive only impersonal investment advisory services requiring a payment of less than $200. For those clients receiving impersonal investment advisory services requiring a payment of $200 or more, the Adviser shall make the written offer at the time of entering into the contract.

D.

Privacy Act Disclosure

In accordance with Regulation S-P, the Adviser shall:

1 References to attached addendums in this Section 6 of the Adviser’s Code of Ethics refer to addendums in the Adviser’s compliance manual.

1.

Provide an initial and annual notice to each of its clients describing the Adviser’s privacy policy and practices no later than the time that the client’s relationship with the Adviser is established (e.g., no later than the time the client’s investment advisory agreement is executed). This notice may be incorporated into the Adviser’s investment advisory agreement with the client provided it is clear and conspicuous and distinct from and not hidden in other information in the agreement; and

2.

Provide each client, annually, a copy of the Adviser’s privacy notice. the Adviser does not share private client information with nonaffiliated third parties, so an “opt out” provision is not required.

The CCO will maintain a record of each initial offering and subsequent annual offerings of this policy made to each client in the compliance tracking log.

6.13

Insider Trading Policies and Procedures

As an investment adviser, the Adviser is subject to significant provisions of the Insider Trading and Securities Fraud Enforcement Act of 1988 (the “Insider Trading Act”) relating to the supervision of its Employees. An Employee may also not trade in securities, either personally or on behalf of another, on material non-public inside information whether it relates to a client or a non-client of the Adviser.

A.

For purposes of this Section, these terms shall have the following meanings:

1.

“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the ’34 Act as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Employee has or acquires.

2.

“Purchase or sale of a security” includes the writing of an option to purchase or sell a security.

3.

The concept of “insider” is broad, and includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the Adviser’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. The Adviser may also become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the Adviser must expect the outsider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

4.

“Material information” generally regarded is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Trading on inside information is not a basis for liability unless the information is material, and information can be material even if it does not relate to a company’s business. Information that Employees should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

5.

“Nonpublic information” is information that has not yet been effectively communicated to the market place via an SEC filing, a news service, or in a publication of general circulation that would be considered public (e.g., The Wall Street Journal or Reuters Economic Services).

(a)

Information relating to each client's portfolio, proposed and executed transactions, and the beneficial owners of a client partnership or corporation is confidential unless publicly available. Whenever statistical information or research is supplied to or requested by the Adviser, such information must not be disclosed to any persons outside the Adviser unless specifically authorized by the Principals of the Adviser.

6.

“Insider trading” generally refers to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:

(a)

Trading by an insider, while in possession of material nonpublic information;

(b)

Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(c)

Communicating material, nonpublic information to others.

B.

Inside information obtained by an Employee with respect to a client of the Adviser from any source must be kept strictly confidential.

C.

The Adviser forbids any Employee from engaging in insider trading. This includes trading, either personally or on behalf of others, including mutual funds and private accounts managed by the Adviser, on material nonpublic information or communicating material nonpublic information to others in violation of the law. Questions regarding this policy should be referred to the CCO.

D.

The Adviser prohibits its Employees from serving as an officer, director or manager in a publicly-traded company unless reported to and approved by the CCO in advance. If the Employee is approved to serve as an officer, director or manager of such a company, he or she may not make any trades, for either a client or his personal account, in such a company, and may not discuss any insider information with any other Employee. Furthermore, the Adviser prohibits its Employees from holding an equity interest in a company unless first reported to and approved by the CCO in advance. These prohibitions exist to minimize the chances that an Employee will receive insider information or act on insider information in making securities transactions for the Employee’s personal account, and thereby minimize the likelihood that a client will allege that an Employee took advantage of an investment opportunity in such a way as to be detrimental to the client’s interests.

E.

Penalties for trading on or communicating material, nonpublic information are severe for both the individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

1.

Penalties include: (a) civil injunctions; (b) treble damages; (c) disgorgement of profits; (d) jail sentences; (e) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and (f) fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

2.

The Adviser takes insider trading rules seriously. An Employee who engages in insider trading can expect to receive a serious sanction from the Adviser, including termination of employment.

6.14

Personal Trading

The following procedures have been established under Rule 204A-1 of the Act, which requires Access Persons to periodically report certain securities transactions and holdings, and to receive pre-clearance before placing some types of personal transactions. The guidelines provided under this rule are intended to help the Adviser prevent, detect and impose sanctions for insider trading. These procedures will also help the Adviser and its Employees recognize and avoid potential conflicts of interest situations that could harm the interests of advisory clients. Any questions about these procedures should be directed to the CCO.

A.

Definitions. For the purposes of this Section 6.14:

1.

“Access Persons” include any Employees (a) with access to nonpublic information regarding any client’s purchase or sale of securities or information regarding the portfolio holdings of any reportable fund, or (b) who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic. (See Addendum 2 for a company list of Access Persons.)

(a)

Under Rule 204A-1, all directors, officers and partners are presumed to be Access Persons if the primary business of the adviser is providing investment advice.

(b)

With respect to temporary employees, consultants and independent contractors, a determination as to whether such persons will be subject to the reporting and pre-clearance requirements of this Section 6.14 will be made on a case-by-case basis by the CCO. A record of that determination shall be maintained by the CCO in the compliance log. Determinations shall be based upon whether the person, in the normal course of his or her job responsibilities, is likely to receive or be perceived to possess or receive, (1) material nonpublic information related to client accounts or transactions; or (2) nonpublic information regarding the portfolio holdings of a client account.

2.

“Control Affiliates” are persons who control the adviser, who are controlled by the adviser, or who are under common control with the adviser.

3.

“Personal transactions” means transactions in Reportable Securities in which an Access Person has direct or indirect beneficial ownership. Personal Transactions include transactions for: (1) a person’s own account; (2) an account owned jointly with another person; (3) an account in the person’s name as a guardian, executor or trustee; (4) an account in which such person, a spouse, or a minor child residing in his household have a direct or indirect interest; (5) an account of any other relative (e.g., parents, in-laws, adult children, brothers, sisters, etc.) whose investments the person directs or controls, whether or not the relative resides with the person, and (6) an account of any other person, partnership, corporation, trust, custodian, or other entity if, by reason of contract or formal or informal understanding or arrangement, the person has a direct or indirect pecuniary interest in such account.

4.

“Beneficial ownership” is when you have the opportunity, either directly or indirectly, to profit or share in any profit derived from a transaction in securities. An Access Person is presumed to be a beneficial owner of securities that are held by immediate family members who are members of the Access Person’s household.

5.

“Non-discretionary account” is one over which the Access Person has no direct or indirect control over the investment decision-making process. For purposes of this Section 6.14, this definition shall include certain otherwise reportable accounts over which the Access Person has the potential for direct or indirect control, but has given total investment discretion to an investment manager as follows:

(a)

Such accounts must still be included in the Initial and Annual Holdings Reports of the Access Person or, in the case of an account that is opened after the submission of these reports, on a Revised Holdings Report.

(b)

When the account is first reported, the Access Person shall also provide appropriate account documents to the CCO that show the Access Person has given total investment discretion to an investment manager and retains no ability to influence specific trades.

(c)

If the CCO, upon review of the account documents, deems the account meets the definition of Non-Discretionary Account, this account shall be exempt, from the requirements to provide duplicate statements, pre-clear trades and quarterly reporting.

(d)

If the Access Person fails to provide account documentation for CCO review, the account is automatically deemed to be discretionary and subject to all of the requirements in this Section 6.14.

(e)

If the nature of the investment discretion over the account changes in any way, the Access Person shall promptly notify the CCO so that a determination can be made as to whether the account continues to be Non-Discretionary and exempt.

6.

“Reportable Securities” means all securities, unless specifically excluded, including but not limited to common stocks, preferred stocks, closed-end investment companies, debt securities and derivative instruments, including futures contracts, and options on futures contracts, relating to any stock, bond or index.

(a)

Reportable Securities excludes five types that present little opportunity for the kind of insider trading that the rule is intended to prevent or uncover: (i) direct obligations of the U.S. Government; (ii) money market instruments such as bankers acceptances, bank certificates of deposit, commercial paper, repurchase agreements or other high quality short-term debt instruments; (iii) shares of money market funds; (iv) transactions and holdings in shares of other types of mutual funds; and (v) transactions in units of a unit investment trust if that trust is invested exclusively in unaffiliated mutual funds.

(b)

A brief reference guide to help Employees understand what types of accounts and securities are and are not reportable under Rule 204A-1 and this Section 6.14 appears below.

7.

“Automatic Investment Plan” is a program whereby regular, periodic purchases or withdrawals are automatically made in or from investment accounts on a predetermined schedule and allocation (e.g., a dividend reinvestment plan).

8.

“Investment Club” is a group of people that pools their assets in order to make joint decisions on which securities to buy, hold or sell. An Access Person may not participate in an investment club without the advance approval of the CCO. Investment Club transactions are considered Personal Transactions (as defined under (A)(3)(f) above) to the participating Access Person and, therefore, subject to this Section 6.14, including the requirements to pre-clear all investment club transactions and to provide duplicate monthly statements to the CCO.

B.

Clients shall be informed about the Adviser’s Code of Ethics and that they will be provided a free copy upon request.

C.

Company Policy. While the Adviser does not intend to unreasonably limit general partners, officers, directors and Employees from engaging in personal investment activities, it is the Adviser’s policy that such personal investment activities not create, nor give the appearance of creating, a conflict of interest between the Adviser and its clients.

Type of Security or Account	Reportable ** (Yes or No)
Automatic reinvestment plans (includes Nakoma’s 401k plan)	N
All funds advised or sub-advised by the Adviser (including hedge funds, mutual funds)	Y
Bonds—corporate bonds, municipal, and government (except for direct obligations of the U.S. government)	N

Type of Security or Account	Reportable ** (Yes or No)
Derivatives, including: forwards futures options swaps	Y
Direct obligations of U.S. government (guaranteed or issued by U.S. government)—e.g., Treasury bills, notes & bonds; TIPS bonds)	N
ETFs—whether structured as UIT (unit investment trust) or open-end	Y
Foreign unit trusts	Y
Indirect obligations of U.S. government— i.e., those issued by agencies and instrumentalities of the U.S. government (e.g., agency bonds; Fannie Mae, Freddie Mac and Ginnie Mae securities)	Y
Investment clubs	Y
Involuntary purchases or sales—e.g., stock dividends, gifts of securities, spin-offs of shares, forced buy-ins under SEC Rule 204	N
Limited partnerships—exchange-traded (see also “Private investment funds” below	Y
Money market fund shares	N
Money market instruments: bank CDs repurchase agreements bankers acceptances commercial paper other high-quality, short-term debt instruments	N
Mutual funds—closed-end	Y
Mutual funds—foreign	Y
Mutual funds—open-end (unless advised or sub-advised by the Adviser); exemption applies only to U.S.-registered funds	N
Non-Discretionary Accounts (as defined in this Section 6.14)	N
Offshore funds	Y
Options in: securities bonds indexes currencies	Y
Private investment funds (a/k/a pooled investment vehicles), incl. hedge funds	Y
Stock—common and preferred	Y
Unit investment trusts that invest in open-end funds and that are not otherwise reportable; exemption applies only to U.S.-registered UITs	N

**

All items must be reported on the Initial Holdings Report and the Annual Holdings Report so that the CCO can make a determination as to whether the account/security falls within the reporting requirements of this section.

D.

Reporting Requirements:

Rule 204A-1 requires periodic reporting of securities accounts and holdings. This applies to any accounts that have the capability of trading in Reportable Securities. The Rule excuses Access Persons from submitting quarterly reports if that report would duplicate information contained in monthly account statements provided to the Adviser within 30 days after the end of the calendar quarter in which the transactions took place.

1.

Duplicate Account Statements. To simplify the reporting process for both the Adviser and Access Persons, Access Persons shall instruct their brokers, trust account managers, or other entities through which they have accounts that have the capability of trading in Reportable Securities to submit duplicate copies of all statements for listed accounts reflecting the acquisition or disposition of any Reportable Securities to the CCO, except for exempted Non-Discretionary Accounts.

(a)

Duplicate copies (either electronic or paper) should be provided to the CCO at the same time they are provided to the Access Person for any account in which such Access Person has or by reason of acquisition acquires any direct or indirect beneficial ownership interest.

(b)

Employees shall indicate on their Initial Holdings Report if any listed accounts in Reportable Securities only provide monthly statements in the event of investment activity and the CCO will indicate in the tracking log to expect only quarterly statements for such accounts.

2.

Initial Holdings Report. Upon joining the Adviser, Access Persons must provide the CCO with a complete report of all holdings and accounts of reportable securities in which they have a beneficial ownership. This report must be current to within 45 days prior to the individual becoming an Access Person. Initial, quarterly and annual reporting should be done using the Holdings Report Form, which is attached as Addendum 3.

3.

Quarterly Reports. Access Persons must provide quarterly holdings reports to the CCO within 30 days after the completion of each calendar quarter.

(a)

Quarterly reports must include the title, amounts and dates traded for all reportable securities traded during the quarter covered by the report.

(b)

If an Access Person did not engage in any reportable transactions during the quarter, no report must be submitted.

(c)

Access Persons for whom the CCO receives account statements that meet the content and timing requirements of the quarterly report do not need to submit a quarterly holdings report.

4.

Annual Report. All Access Persons must submit an Annual Holdings Report to the CCO at the start of the calendar year that provides a complete report of all holdings and accounts of Reportable Securities in which they have a beneficial ownership. The annual report must be current within 45 days prior to its submission date. Brokerage statements will fulfill the holdings list requirement of the report if they meet the time and information requirements of the report. All annual reports shall be accompanied by the year-end (December) account statement for each account listed unless the CCO already receives such duplicate monthly statements directly.

5.

Revised Reports. In the event that there is a change to the account information provided by an Access Person in an Initial, Quarterly or Annual Holdings Report (e.g., the Access Person opens another account), the Access Person should submit an updated holdings report to the CCO.

E.

Reporting Requirement Exclusions. Rule 204A-1 permits exclusion of the following transactions and/or accounts from the reporting requirements of the Code of Ethics:

1.

Transactions effected pursuant to an automatic investment plan, as defined above, unless the transaction overrides the set schedule or allocation of the plan.

2.

Transactions by firms that have only one access person, as long as the adviser maintains records of holdings and transactions that would otherwise be reported pursuant to the Rule.

3.

Non-Discretionary Accounts (as defined above).

F.

Pre-Clearance Requirement. Access Persons shall not enter into personal transactions in reportable securities without prior authorization. Authorization requests may be submitted using the Personal Trade Request and Authorization Form, which is attached as Addendum 4. Requests may also be faxed or emailed.

1.

The CIO or a designee shall review trade requests and determine whether prospective personal transactions pose potential conflicts of interest.

2.

In determining whether a conflict, or potential conflict, exists to deny clearance, factors to consider include, but are not limited to, the size and nature of the investment, the particular requesting individual’s ability to influence the Adviser’s investment decisions, the requesting individual’s access to confidential information of the Adviser or of the other company, and the nature of the relationship between the Adviser and the other company.

3.

The CIO or a designee shall notify the Access Person as to whether the request is approved or denied. The reason for approving or denying is not required to be disclosed to the person seeking approval. Notifications may be given in writing or orally, but the CCO will maintain an electronic record of all requests and notifications. The CIO or a designee will notify the CCO of all personal trade requests, the date of the request, the positions requested, and whether such request was approved or denied.

4.

Personal trade requests of the CIO shall be submitted to the CCO. The CCO will consult with one or more of the other portfolio managers regarding the requested trades to make a determination on whether to approve or disapprove the transaction.

5.

If permission for a particular trade is granted, it must be executed by the close of business on the first day that the trade can be made, unless otherwise specified by the CIO. In the event that a limit order is approved, the CCO will record it as such in the trade tracking log.

6.

The CCOs procedure for monitoring the personal trading and reporting requirements under Rule 204A-1 and the Adviser’s Code of Ethics are attached as Addendum 22.

7.

Day trading is not permitted. For purposes of this section, “day trading” is defined as the buying and selling of Reportable Securities within the same trading day.

8.

Employees should generally not trade in positions they are researching on behalf of client accounts to avoid any appearance of a conflict of interest.

G.

Reporting Violations. Access Persons are expected to act with the highest ethical standards and to promptly report any violations or suspected violations of the Code to the CCO. In order to encourage and enable Access Persons to raise serious concerns within the Adviser, no one who, in good faith, reports a violation or suspected violations of the Code shall suffer harassment, retaliation, or adverse employment consequences. Anyone retaliating against someone who has made a good faith report will be subject to discipline, up to and including termination of employment. Allegations of Code violations that prove to be unsubstantiated and/or made maliciously or when known to be false are considered a serious disciplinary offense.

1.

The CCO is responsible for investigating all reported complaints and allegations concerning violations of the Code. Upon receiving a notice of a potential violation, the CCO will immediately notify the CIO and work towards a timely resolution. The CCO will notify the sender of the complaint and acknowledge receipt of the potential violation within five (5) business days.

2.

All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation.

3.

The CCO will maintain a record of the nature of all complaints, the actions taken to investigate them, and the results of the investigations.

4.

Reports of violations or suspected violations will be kept confidential to the extent that it is possible and consistent with the need to conduct an adequate investigation.

5.

Access Persons are encouraged to discuss their concerns, any perceived shortcomings, or potential improvements in the Adviser’s compliance policies and procedures with the CCO.